Exhibit 10.35
Barnes & Noble Education, Inc.
120 Mountain View Blvd.
Basking Ridge, NJ 07920
Maureen Pardadine
SVP, Chief HR Officer
mparadine@bned.com
P: 908.991.2603
M: 516.819.0002

CONFIDENTIAL

May 3, 2023

Via email only to dhenderson@mbsbooks.com

Dear David,

This letter confirms that June 2, 2023, is considered your last day of employment. Your involuntary separation is being coded as due to a workforce reduction.

Included for your review and consideration is a document, with attachments, entitled General Release and Waiver (the “Release”). This document, among other things, contains a release of any rights or claims that you may have against the Company and other persons and entities specified in the Release. You have forty-five (45) days from the date you receive the Release to consider signing the Release. Once signed, you may revoke the Release within seven (7) days after you have executed it (the “Revocation Period”) in accordance with the terms of the Release. The Release shall not be enforceable or effective until the Revocation Period has expired. We advise you to review the Release carefully and to consult with an attorney before signing the Release.

You must agree to the terms of the Release, return the signed Release within the stated period, and the Revocation Period must expire before payment of the stated Separation Payment will begin. If you do not deliver a signed copy of the Release to the Company within such forty-five (45) day period, this offer shall be deemed withdrawn and you shall not be eligible to receive the Separation Payment, but your employment still shall be terminated.

The contents of this cover letter are for information purposes only. Any agreement between the Company and you related to your separation is contained exclusively in the Release. Please review the Benefits Addendum and Frequently Asked Questions for answers to common questions.

This document is being provided to you via DocuSign and may be signed digitally and returned electronically. The digital copy is all that is required. If you instead elect to send the printed signed release to the Basking Ridge office rather than utilizing DocuSign, the commencement of your payments may be delayed.

If you have any questions, please contact me at (908) 991-2603 or mparadine@bned.com.

Sincerely,

/s/ Maureen Paradine

Maureen Paradine
Senior Vice President, Chief Human Resources Officer

Enclosures

GENERAL RELEASE AND WAIVER

1.David Henderson (“Employee” or “Releasor”) hereby acknowledges and agrees Employee’s employment with Barnes & Noble Education, Inc. (the “Company”) terminated on June 2, 2023 (the “Termination Date”).

2.Employee acknowledges and agrees that Employee’s executing this General Release and Waiver (“Release” or “Agreement”) is a condition precedent to the Company’s obligation to pay (and the Employee’s right to retain) the Severance Amount as defined in the letter agreement dated June 19, 2019 (such offer letter referred to herein as the “Employment Agreement” and such payments and benefits collectively referred to herein as the “Separation Benefit”, as further described in this Section 2), that the Separation Benefit is adequate consideration for this Release, and that any monetary or other benefits that, prior to the execution of this Release, Employee may have earned or accrued, or to which Employee may have been entitled, have been paid or will be paid, or such payments or benefits have been released, waived or settled by Releasor (as defined below) except as expressly provided in this Release. Employee also acknowledges that, prior to or contemporaneous with Employee’s execution of this Release, Employee received all wages and other payments, including all accrued vacation pay and bonuses (if any) that were earned by and owed to Employee from the Company or any Releasee. Employee understands that Employee will receive all payments for wages and vacation pay owed to Employee through the Termination Date regardless of whether Employee signs this Release.

In consideration for signing this Agreement, and complying with its terms, Employee agrees that, after Employee’s delivery to the Company of this fully executed Release as set forth below and the expiration of the Revocation Period (defined below), Employee shall accept from the Company, and on behalf of the Company and each Releasee (as defined below), the Separation Benefit in the gross amount of $1,017,500 in two equal payments in accordance with the Company’s normal pay practices, less lawful deductions and withholdings, with fifty percent (50%), or $508,750, to be paid on July 11, 2023 and the remaining fifty percent (50%), or $508,750, to be paid on August 8, 2023. Notwithstanding the foregoing, neither payment described in the previous sentence shall be paid any earlier than the date the Revocation Period has expired. The Separation Benefit also shall include the following items: (a) Company-provided vehicle (Ford Bronco) with a depreciated value of $54,128; (b) one (1) Microsoft Surface; (c) two (2) Samsung monitors; (d) two (2) HP LaserJet printers; (e) one (1) Samsung Galaxy phone; and (f) miscellaneous technology items (mouse, cables, chargers, and supplies) (for clarity, the value of these items is not included in the $1,017,500 Separation Benefit and Employee acknowledges and agrees Employee shall not receive, and Company shall not pay Employee, any monetary amount for any of these items). Employee and the Company understand and agree the Separation Benefit shall be regarded as “wages” from the Company for purposes of reporting and withholding the appropriate federal, state, and local income and employment taxes. In the event it is subsequently determined that any federal, state, or local taxes are owed with respect to the Separation Benefit or any portion thereof, Employee expressly acknowledges and agrees Employee and/or the Releasors, and not Company or the Releasees, will be responsible for the payment of any such taxes, liabilities, payments, costs, interest, and penalties. Except such taxes for which an employer is solely liable, Employee agrees to indemnify and hold harmless Company and the Releasees to the full extent of any such taxes, liabilities, payments, costs, interest, and penalties that may be assessed against the Company or the Releasees in connection with the Separation Benefit. Employee further acknowledges and agrees the Company has not provided any tax advice related to the Separation Benefit.

In further consideration for signing this Agreement, and complying with its terms, Employee agrees that, after Employee’s delivery to the Company of this fully executed Release as set forth below and the expiration of the Revocation Period (defined below), and provided Employee elects such coverage, Company also shall provide Employee continued health care coverage at the Company’s cost pursuant to the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”, and such benefits “COBRA Benefits”) until the earlier of when Employee is no longer eligible for COBRA coverage or twelve (12) months following the Termination Date (“COBRA Coverage”). COBRA Benefits shall be paid on a monthly basis.

Employee affirms and warrants that Employee has informed the Company Benefits Department in writing if Employee (i) is a Medicare beneficiary; (ii) is currently receiving, has received in the past, or is eligible for benefits from Medicare; or (iii) has applied for or sought benefits from Medicare. Employee agrees to indemnify and hold the Company harmless for any penalties or liability, including interest, that may be asserted against the Company pursuant to Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007, 42 U.S.C. § 1395y(b)(8), as a result of the payments and benefits described in section 2 of this Release.

3.(a) THIS SECTION PROVIDES A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS EMPLOYEE MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF “RELEASEE.” BEFORE EMPLOYEE SIGNS THIS RELEASE, EMPLOYEE MUST READ THIS SECTION CAREFULLY, AND MAKE SURE THAT EMPLOYEE UNDERSTANDS IT FULLY.

(b) In consideration of Employee’s receipt and acceptance of the Separation Benefit from the Company, and on behalf of the Company and each Releasee, Employee, on Employee’s behalf and on behalf of Employee’s heirs, executors, administrators, successors and assigns (collectively, “Releasor”), hereby irrevocably, unconditionally and generally releases the Company, its current and former officers, directors, shareholders, trustees, parents, members, managers, affiliates, subsidiaries, branches, divisions, benefit plans, agents, attorneys, advisors, counselors and employees, and the current and former officers, directors, shareholders, agents, attorneys, advisors, counselors and employees of any such parent, affiliate, subsidiary, branch or division of the Company and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (each, a “Releasee”), from or in connection with, and hereby waives and/or settles, except as provided in Section 3(c) herein, any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever, whether or not related to employment, and which Releasor ever had, now has or hereafter can, shall or may have as of the date of this Release, including, without limitation, (i) any rights and/or claims arising under any contract, express or implied, written or oral, including, without limitation, the Employment Agreement; (ii) any rights and/or claims arising under any applicable foreign, federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices, including, without limitation, family and medical, and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, color, creed, national origin, sexual orientation, marital status, disability, medical condition, pregnancy, veteran status or any other unlawful bases, including, without limitation, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Immigration Reform and Control Act, the Fair Credit Reporting Act, the Consumer Credit Protection Act, the Fair Labor Standards Act, the National Labor Relations Act, the Uniform Services Employment and Reemployment Rights Act of 1994, the Genetic Information Nondiscrimination Act, the Occupational Safety and Health Act, the Patient Protection and Affordable Care Act, the Drug-Free Workplace Act, the Equal Pay Act, the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar applicable statutes, orders, laws, ordinances, regulations or the like, or case law, of the State of New Jersey, the State of New York, and the State of Missouri and any state in which any Releasee is subject to jurisdiction, or any political subdivision thereof, including, without limitation, the Missouri Human Rights Law, Mo. Rev. Stat. §§ 213.010 et seq., as amended, Missouri Equal Pay Law, Mo. Rev. Stat. § 290.400 et seq., as amended, Missouri Disability Discrimination Law, Mo. Rev. Stat. § 209.150 et seq., as amended, The Missouri Statutory Provisions Regarding Retaliation/Discrimination for Filing a Worker's Compensation Claim, Mo. Rev. Stat. § 287.780, as amended, The Missouri State Wage, Payment, Work Hour, and Dismissal Laws, Mo. Rev. Stat. §§ 290.010 - 290.590 as amended, The Missouri Genetic Testing Information Bias Law, Mo. Rev. Stat. § 375.1300 et seq., as amended, The Missouri AIDS Law, Mo. Rev. Stat. § 191.665, as amended, Missouri Jury Duty Law, Mo. Rev. Stat. § 494.460, as amended, Missouri Voting Leave Law, Mo. Rev. Stat. § 115.637, as amended, Missouri Emergency Response Leave Law, Mo. Rev. Stat. §320.336, as amended, Missouri Witness/Crime Victim Law, Mo. Rev. Stat. § 595.209, as amended, Missouri Military Leave/Re-Employment Rights Law, Mo. Rev. Stat. § 40.490, as amended, Missouri War on Terror Veterans Leave Law, Mo. Rev. Stat. § 288.042, as amended, Missouri Service Letter Law, Mo. Rev. Stat. §290.140 et seq., as amended, Missouri Statutory Provisions Regarding Employer Use of Employee Social Security Number, Mo. Rev. Stat. § 407.1355, as amended, Missouri Statutory Provisions Regarding Disclosure Of Workers' Compensation Records, Mo. Rev. Stat. § 287.380, as amended, Missouri Statutory Provisions Regarding Off Duty Use of Tobacco & Alcohol, Mo. Rev. Stat. § 290.145, Missouri Statutory Provisions Regarding Employee Political Activities, Mo. Rev. Stat § 115.637, as amended, Missouri Statutory Provisions Regarding Drug and Alcohol Testing, Mo. Rev. Stat. § 288.045, as amended, Missouri Statutory Provisions Regarding Wage Claim Retaliation, Mo. Rev. Stat. § 290.525, as amended, Missouri Statutory Provision Regarding Whistleblower Protection, Mo. Rev. Stat. § 197.285, as amended and Mo. Rev. Stat. § 198.070, as amended, Missouri Victims Economic Safety and Security Act (VESSA), Mo. Rev. Stat. § 285.630, et seq., and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes, orders, laws, ordinances, regulations or the like; (iii) any waivable rights and/or claims relating to wages and hours, including under state or local labor or wage payment laws; (iv) any rights and/or claims to benefits that Employee may have or become entitled to receive under any severance, termination, change of control, bonus or similar policy, plan, program, agreement or similar or related arrangements, including, without limitation, any offer letter, letter agreement or employment agreement between Employee and the Company (except as set forth in Section 3(c) below); (v) any rights and/or claims that Employee may have to receive any equity in the Company (whether restricted or unrestricted) in the future; and (vi) and any rights and/or claims for attorneys’ fees. Employee agrees not to challenge or contest the reasonableness, validity, or enforceability of this Release.

If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which any Releasee is a party.

(c) Notwithstanding the foregoing, Employee does not release any Releasee from any of the following rights and/or claims: (i) any rights and/or claims Employee may have that arise after the date Employee signs this Release; (ii) any rights and/or claims that by law cannot be waived by private agreement; (iii) Employee’s right to file a charge or report with, or participate in, any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission (“EEOC”) or other government agency; provided that even though Employee can file a charge or report or participate in an investigation or proceeding conducted by the EEOC or other government agency, by executing this Release, Employee is waiving Employee’s ability to obtain relief of any kind from any Releasee to the extent permitted by law (but Employee does not waive the right to any recovery authorized under Section 21F of the Securities Exchange Act of 1934); (iv) Employee’s non-forfeitable rights to accrued benefits (within the meaning of Sections 203 and 204 of ERISA); (v) any rights and/or claims to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy; (vi) benefits and/or the right to seek benefits under applicable workers' compensation (but claims for retaliation for exercising workers’ compensation rights are waived); (vii) benefits and/or the right to seek benefits under applicable unemployment insurance law; or (viii) vested benefits under the Company’s 401(k) plan.

4.Nothing in or about this Release is intended to, and shall not, prohibit Employee from engaging in the following activities, and the limitations herein shall not apply to the disclosure of Confidential Information (as defined in the Employment Agreement) under the following circumstances: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law; (ii) providing Confidential Information to the extent required by law or legal process or permitted by Section 21F of the Securities Exchange Act of 1934; or (iii) cooperating with or participating or assisting in any government or regulatory entity investigation or proceeding. With respect to each of these three scenarios, however, Employee agrees to take all reasonable steps to prevent the disclosure of Confidential Information beyond the allowable parameters described in this Section 4.

5.Employee represents and warrants that Employee has not filed or commenced any complaints, claims, actions, or proceedings of any kind against any Releasee with any federal, state, or local court or any administrative, regulatory or arbitration agency or body except those that Employee has listed with specificity next to Employee’s name in the signature block below; provided, however, that Employee is not required to disclose any complaint or other disclosures that are required or protected under the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, 18 U.S.C. §1513(e), or any other law, rule, or regulation that is subject to the jurisdiction of the Securities and Exchange Commission (collectively, “SEC Actions”). Notwithstanding the above, Employee agrees that Employee shall dismiss any of the foregoing that have been filed except for SEC Actions. Except for Employee’s right to bring a proceeding pursuant to the OWBPA to challenge the validity of the release of claims pursuant to the ADEA, and otherwise as provided herein or permitted by law, Employee agrees not to commence, maintain, prosecute or participate as a party in any action or proceeding in any court or arbitration forum against the Company or any other Releasee with respect to any act, omission, transaction or occurrence up to and including the date of the execution of this Release. Employee further agrees not to instigate, encourage, assist or participate in any court action or arbitration proceeding commenced by any other person (except a government agency) against the Company, or any other Releasee. In the event any government agency seeks to obtain any relief on behalf of Employee with regard to any claim released and waived by section 3(b) of this Release, Employee covenants not to accept, recover or receive any monetary relief or award that may arise out of or in connection with any such proceeding.

Employee hereby waives any right to, and agrees not to, seek reinstatement or employment of any kind with any Releasee for a period of six (6) months following receipt of the entire Separation Benefit. Without waiver by any Releasee of the foregoing, the existence of this Release shall be a valid, nondiscriminatory basis for rejecting any such application or, in the event Employee obtains such employment, for terminating such employment. If Employee elects COBRA Coverage, and in the event Employee is rehired by any Releasee at any time when COBRA Coverage is being provided to Employee, Employee acknowledges and agrees the COBRA Coverage shall cease as of the first day of employment with Releasee.

This Release and the Separation Benefit are not intended to be, shall not be construed as, and are not an admission or concession by any Releasee of any wrongdoing or illegal or actionable acts or omissions.

6.(a) Employee hereby represents and agrees that, except as shall be required by law or as permitted under Section 3(c)(iii) or Section 4 of this Release, Employee shall (i) keep confidential and not disclose orally or in writing, to any person (except as may be required by law and as to Employee’s immediate family, attorneys and accountant/financial advisor) any and all information concerning the existence or terms of this Release and the amount of any payments made hereunder and (ii) keep confidential and not disclose orally or in writing, directly or indirectly, to any person (except Employee’s immediate family, attorneys and accountant/financial advisor), any and all information concerning any potential claims or causes of action that are being released in this Release, or allegations or facts that would support such claims or causes of action.

(b) If Employee is requested or required (by oral questions, interrogatories, requests for information, or documents, subpoena, civil investigative demand or similar process) to disclose any information covered by Section 6(a) herein, Employee shall promptly notify the Company by email to legaldepartment@bned.com of such request or requirement so that the Company may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of the Company, to waive compliance with the provisions of this Release. Employee shall use reasonable efforts, in cooperation with the Company or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, Employee is compelled to disclose such information or else stand liable for contempt or suffer other sanction, censure, or penalty, Employee shall disclose only so much of such information to the party compelling disclosure as Employee believes in good faith on the basis of advice of counsel is required by law, and Employee shall give the Company prior notice of such information Employee believes Employee is required to disclose.

(c)    Employee affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement. Employee also affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. In addition, Employee affirms that Employee has no known workplace injuries or occupational diseases not previously reported. Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. Employee is also not aware of any facts or information concerning any illegality or wrongdoing by the Company.

7.(a) Except as shall be required by law or as permitted under Section 3(c)(iii) or Section 4 of this Release, Employee shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning any Releasee in a manner that is disloyal, reckless, or maliciously untrue. Employee further represents and agrees Employee has not and will not engage in any conduct or take any actions whatsoever to cause or influence any person or entity, including, but not limited to, any past, present or prospective employee of the Company, to initiate oral, written or electronic negative, disparaging or adverse statements or representations of or concerning the Company or any Releasee that are disloyal, reckless, or maliciously untrue. To the fullest extent permitted under applicable law, Employee agrees that Employee will not, directly or indirectly, discuss or otherwise disclose any of the facts underlying this Release, the existence of this Release, or the terms of the settlement to any wire service, newspaper, radio, or television reporter, online news or other communication service, application, or website (whether a blog or through any form of social media now or hereinafter in existence, including but not limited to Facebook, Twitter, Instagram, TikTok or the like), or any other media representative, including any legal article, legal periodical, journal, case/settlement gathering source, or any other person or entity. For the avoidance of doubt, nothing herein shall be interpreted to prevent, discourage, or prohibit Employee from participating in, or assisting others in participating in, any activity under Section 7 of the Act or otherwise cooperating with the NLRB under the Act.

(b) Without limitation to the survival of any other terms of the Employment Agreement subsequent to the end of Employee’s employment, the expiration or termination of the Employment Agreement, and/or the execution and effectiveness of this Release, Employee and the Company expressly acknowledge that the terms of Section 4 of the Employment Agreement survive and shall be in full force and effect as provided in the Agreement.

(c) Employee shall direct all requests and inquiries concerning Employee’s possible employment by prospective employers to the HR Service Center at 1-833-474-2633 or hrconnect@bned.com, which will comply with the Company’s neutral reference policy.

(d) Employee represents and agrees that within ten (10) days of the Termination Date, Employee has returned to the Company all property of the Company, including without limitation, any keys to the offices or properties of the Company, and Company identification cards, computers, cellular telephones, or other equipment. Employee affirms that Employee is in possession of all of Employee’s property that Employee had at the Company’s premises and that the Company is not in possession of any of Employee’s property.

8.The covenants, representations, and acknowledgments made by Employee in this Release shall continue to have full force and effect after the execution and effectiveness of this Release and the delivery of the Separation Benefit, and this Release shall inure to the benefit of each Releasee, and the successors and assigns of each of them, to the extent necessary to preserve the intended benefits of such provisions. If any section of this Release is determined to be void, voidable, or unenforceable, excluding the general release language, it shall have no effect on the remainder of this Release, which shall remain in full force and effect, and the provisions so held invalid or unenforceable shall be deemed modified as to give such provisions the maximum effect permitted by applicable law. The Company shall be excused and released from any obligation to make payment of the Separation Benefit, and Employee shall be obligated to return to the Company the Separation Benefit, in the event that Employee is found to have (a) made a material misstatement in any term, condition, covenant, representation, or acknowledgment in this Release, or (b) Employee is found to have committed or commits a material breach of any term, condition, or covenant in this Release. Employee understands and acknowledges that if Employee breaches this Release, Employee’s release and waiver of claims contained in this Release remain in full force and effect.

9.This Release and the Employment Agreement constitute the sole and complete agreement between the parties with respect to the matters set forth therein and, except for the Employment Agreement (which shall continue in full force and effect as stated therein), supersedes all prior agreements, understandings, and arrangements, oral or written, between Employee and the Company with respect to the subject matter thereof. This Release may not be amended or modified except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party may, by an instrument in writing, waive compliance by the other party with any term or provision of this Release to be performed or complied with by such other party.

10.With respect to any claims or disputes under or in connection with this Release or any claims released under Section 3 of this Release, Employee and the Company hereby acknowledge and agree that Section 9 of the Agreement shall govern. Employee acknowledges that a breach or threatened breach of the provisions of this Release may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law, and that such violation may result in irreparable and continuing harm to the Company. Accordingly, Employee agrees that, in addition to any other remedy that the Company may have at law or in equity, the Company shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance and Employee hereby waives any requirements for security or posting of any bond in connection with such relief. No specification in this Release of any particular remedy shall be construed as a waiver or prohibition of any other remedies (including claims for damages) in the event of a breach or threatened breach of this Release.

11.Employee agrees and acknowledges that (a) Employee has had an adequate opportunity to review this Release and all of its terms, (b) Employee understands all of the terms of this Release, which are fair, reasonable, and are not the result of any fraud, duress, coercion, pressure, or undue influence exercised by or on behalf of any Releasee, and (c) Employee has agreed to and/or entered into this Release and all of the terms hereof, knowingly, freely, and voluntarily.

12.Older Worker Benefit Protection Act. By executing this Release, Releasor acknowledges that (a) Employee has been advised by the Company to consult with an attorney before executing this Release; (b) Employee was provided and has adequate time (that is, forty-five (45) days) to review, consider, and sign this Release and return it to Rhea Kaston via email at rkaston@bncollege.com, (c) Employee has been advised that Employee has seven (7) days following execution to revoke this Release (“Revocation Period”), (d) the Release is written in a manner calculated to be understood by Employee, (e) the Release represents Employee’s knowing and voluntary release of any and all claims that Employee might have up through the date this Release is signed, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, (f) Employee has not been asked to release, nor has Employee released, any claim that may arise after the date of this Release, (g) the consideration that Employee will receive in exchange for signing this Release (that is, the Separation Benefit) is something of value to which Employee was not already entitled, and (h) Employee has been given the attached listing of the job titles and ages of the persons who were and were not selected for the group termination/severance program. Notwithstanding anything to the contrary contained herein or in the Employment Agreement, this Release shall not be effective or enforceable, and the Separation Benefit is not payable and shall not be delivered or paid by the Company, until the Revocation Period has expired (that is, the 8th day after the Employee signs the Release) and provided that Employee has not revoked this Release. Employee agrees that any revocation shall be made in writing and delivered to VP Field HR & HR Operations via email to rkaston@bncollege.com in a manner such that it is delivered before the expiration of the Revocation Period. Employee acknowledges that revocation of this Release shall result in the Company’s not having an obligation to pay the Separation Benefit. Employee agrees that any modifications, material or otherwise, made to this Release, do not restart or affect in any manner the original forty-five (45) calendar day consideration period. Finally, Employee hereby expressly waives any longer or other timeframe for consideration and return of an executed Release as may be set forth in the Employment Agreement, including but not limited as stated in the last sentence of Section 3(f) of the Employment Agreement.

13.In the event any signature is delivered by electronic transmission, such signature shall create a valid and binding obligation of the party executing the same with the same force and effect as if such electronic signature page were an original thereof.

David Henderson

Signature: /s/ David Henderson Date: 5/9/2023